Dated 20 November 2014
CAP GROUP S.À R.L. and THE MANAGEMENT SELLERS and THE INSTITUTIONAL INVESTORS and HPI HOLDING LIMITED
SALE AND PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of PM Guernsey Limited

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref: L-227342

Table of Contents
Contents    Page
1    Interpretation    1
2    Sale and Purchase of the Shares    9
3    Consideration    10
4    Closing    11
5    Leakage    13
6    The Sellers’ and Institutional Investors’ Warranties    15
7    Limitation of Sellers’ Liability    17
8    Purchaser’s Warranties    19
9    Restrictive Covenant    20
10    Confidentiality and Announcements    22
11    Termination of Existing Agreements    24
12    Appointment of Management Sellers’ Representative    24
13    Other Provisions    25
Schedule 1 Part A: Disclosed Transaction Costs    32
Schedule 2 The Management Sellers    34
Schedule 3 Closing Obligations    35

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i

This Agreement is made on 20 November 2014
between:

(1)
CAP Group S.à r.l., a société à responsibilitée limitée incorporated in Luxembourg and registered with the Luxembourg Register of Commerce and Companies with registered number B163128 and whose registered office is at 12, rue Guillaume Kroll, L-1882 Luxembourg, (the “Institutional Seller”);

(2)	the persons set out in Schedule 2(together referred to as the “Management Sellers” and individually as a “Management Seller”);

(3)	Montagu IV LP, Montagu IV (B) LP, Montagu IV (Non-US) LP and Montagu IV (US) LP (together referred to as the “Institutional Investors” and individually as an “Institutional Investor”); and

(4)
HPI Holding Limited, a company incorporated in England and Wales with registered number 06765994 and whose registered office is at Dolphin House, New Street, Salisbury, Wiltshire, SP1 2PH (the “Purchaser”),

each a “party” and together the “parties”.
Whereas:

(A)	Each Seller is, at the date of this Agreement, the beneficial owner and registered holder of that number of Shares as is set out in his respective Sale Schedule.

(B)	Each of the Sellers has agreed to sell all of its Shares on and subject to the terms of this Agreement and to assume the obligations imposed on it under this Agreement.

(C)	The Purchaser has agreed to purchase all of the Shares on and subject to the terms of this Agreement and to assume the obligations imposed on the Purchaser under this Agreement.

(D)	A portion of the Consideration payable to the Management Sellers will be satisfied by the issue by the Purchaser of Consideration Securities.

(E)	The Institutional Investors are parties to this Agreement solely for the purposes of Clauses 5.2, 6.2, 7 and 9.
It is agreed as follows:

1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions
“A Ordinary Shares” means the A ordinary shares of £0.10 each in the capital of the Company;
“A Preference Shares” means the A preference shares of £0.00002 each in the capital of the Company;
“Affiliate” of any person means any natural person or legal entity who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person or entity, and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means with respect to any other person or entity, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person

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or entity (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise) and, for the avoidance of doubt, includes, in respect of the Institutional Seller, those entities doing business as ‘Montagu’;
“Announcement” means the announcement in agreed form relating to the Transaction;
“Articles” means the articles of association of the Company as in force as at the date of this Agreement;
“B Ordinary Shares” means the B ordinary shares of £1.00 each in the capital of the Company;
“Bank Pay-Off Amount” means £84,048,304.34, being the amount required to discharge all amounts owed by the Company and any other Group Company at Closing (including all amounts of principal, interest and any break fees) under the Existing Facilities and to release all security in relation to the Existing Facilities (inclusive of any prepayment costs and any advisory fees of the lenders thereunder);
“Books and Records” means the statutory books, certificates of incorporation and other records (including, for the avoidance of doubt, all Tax records required to be maintained by law or which are reasonably required for the purposes of complying with any reporting, filing or other obligation relating to Tax), for each Group Company;
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, Zurich (Switzerland) or Texas (USA);
“CAP Bank Account” means the bank account in the name of CAP Automotive Limited with Lloyds Bank Plc, account number 01723613, sort code 300002 and IBAN GB18 LOYD30000201723613;
“Client Account” means the Sellers’ Lawyers’ client account with Lloyds Bank Plc, account number 00667153, sort code 309574 and IBAN GB30LOYD30957400667153 quoting reference L-227342;
“Claimant” has the meaning given to it in Clause 13.8.3;
“Closing” means the completion of the sale and purchase of the Shares pursuant to Clause 4;
“Closing Date” means the date of this Agreement or such other date on which Closing occurs as may be agreed in writing between the Purchaser and the Institutional Seller;
“Chairman Consideration” means the proportion of the Ordinary Share Consideration set out in Martin McCourt’s Sale Schedule;
“Company” means PM Guernsey Limited, a non-cellular company limited by shares incorporated in the island of Guernsey with registered number 54995 and whose registered office is at P.O. Box 25 Regency Court, Glategny Esplanade, St Peter Port, Guernsey GY1 3AP;
“Confidentiality Agreement” means the confidentiality agreement dated 8 July 2014 between Solera Holdings, Inc. and Montagu Private Equity LLP and pursuant to which Montagu Private Equity LLP and the Company made available certain confidential information relating to the Group Companies;

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“Connected Person” has the meaning given in section 993 of the Income Tax Act 2007 and, in respect of any Seller that is an individual person (or a trustee, nominee or otherwise holds Shares on behalf of an individual person), also includes any corporate entity of which that Seller or any of that Seller’s Connected Persons is a director (other than any Group Company) and/or any partnership or corporate entity in which that Seller or any of his Connected Persons has a direct or indirect economic interest other than (a) a company listed on any recognised stock exchange in which such Seller or Connected Persons holds or is interested in no more than 5 per cent. of the issued share capital and (b) any Group Company;
“Consideration” has the meaning given to it in Clause 3.1;
“Consideration Securities” means, in respect of each Management Seller (other than Martin McCourt) the number of loan notes in the capital of the Purchaser constituted by the Management Loan Note Instrument or the Leaver Loan Note Instrument, as applicable, in each case as set out in the relevant Management Seller’s Sale Schedule;
“Data Room” has the meaning given to it in the Management Warranty Deed;
“Disclosed” has the meaning given to it in the Management Warranty Deed;
“Disclosed Transaction Costs” means the Transaction Costs detailed in Part A of Schedule 1;
“EBT” means the CAP Automotive Ltd Employee Benefit Trust;
“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing or having similar effect;
“Existing Facilities” means the facilities agreement dated 9 July 2012 and amended and restated on 8 September 2014 and entered into by, inter alios, CAP Midco Limited as Parent and Borrower, CAP Automotive Limited as the Company and HSBC Bank plc as the Agent;
“Group Companies” means the Company and each of its subsidiaries and “Group Company” means any one of them;
“HMRC” means Her Majesty’s Revenue & Customs;
“Institutional Investor’s Group” means, in relation to an Institutional Investor, any Affiliate of such Institutional Investor, or any fund managed and/or advised by any adviser or manager of such Institutional Investor and/or any of its Affiliates or any director, employee or partner of any of them, but shall exclude any portfolio company of any such person;
“Institutional Investors’ Warranties” means those warranties set out in Clause 6.2;
“Institutional Seller’s Account” means the bank account in the name of CAP Group with ING Luxembourg S.A. of 52, route d’Esch, L2965- Luxembourg with IBAN LU20 0141 1426 0970 3030, BIC: CELL LULL;
“Institutional Seller’s Group” means, in relation to the Institutional Seller:

(a)	the Institutional Investors;

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(b)
any Affiliate of the Institutional Seller or the Institutional Investors, or any fund managed and/or advised by any adviser or manager of the Institutional Seller and/or the Institutional Investors and/or any of their respective Affiliates or any investor in or director, employee or partner of any of them;

(c)
any general partner, limited partner, trustee, nominee, operator, arranger of, manager of, or investment adviser to, the Institutional Seller and/or the Institutional Investors and/or of or to any Affiliate of the Institutional Seller and/or the Institutional Investors, or of or to any fund managed and/or advised by any investment adviser or manager of the Institutional Seller and/or the Institutional Investors and/or any of their respective Affiliates;

(d)
any scheme under which certain officers, employees or partners of the Institutional Seller, the Institutional Investors or of any of their respective investment advisers or managers, or of any Affiliates of such investment advisers or managers, are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in companies in which the Institutional Seller or the Institutional Investors also invests, or any person holding shares or other interests under such a scheme or entitled to the benefits of shares or other interests under such a scheme; and

(e)	any person or entity for whom the Institutional Seller and/or the Institutional Investors holds Shares as trustee or nominee or in any other capacity whatsoever, but shall not include any portfolio company of the Institutional Seller, the Institutional Investors and/or of any fund managed by and/or advised by any investment adviser or manager of such Institutional Seller or Institutional Investor or any of their respective Affiliates;
“Investment Agreement” means the investment agreement dated 18 May 2012 between, inter alios, the Institutional Seller, the Company, CAP Automotive (Holdings) Limited, CAP Midco Limited, CAP Automotive Limited, certain of the Management Sellers and the Lead Investors named therein;
“Investor Consideration” means, in respect of the Institutional Seller, the aggregate amount of the Preference Share Consideration and its proportion of the Ordinary Share Consideration as set out in the Institutional Seller’s Sale Schedule;
“Leakage” means:

(a)
any dividend or distribution or other return of capital declared (whether in cash or in kind), paid or made (directly or indirectly), by any Group Company to the Institutional Seller, any member of the Institutional Seller’s Group, any Management Seller or any Connected Person of any Management Seller;

(b)	any payments made or liabilities incurred (including bonuses, loan repayments, redemption of debt or equity securities, management fees, monitoring fees, service

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interest actually paid in respect of any Loan Notes, advisory or professional fees and expenses or other payment of any nature) or any assets transferred by or on behalf of any Group Company to or for the benefit of the Institutional Seller, any member of the Institutional Seller’s Group, any Management Seller or any Connected Person of any Management Seller;

(c)
any liabilities assumed, indemnified, incurred or increased (including under any guarantee, indemnity or other security) by or on behalf of any Group Company for the benefit of the Institutional Seller, any member of the Institutional Seller’s Group, any Management Seller or any Connected Person of any Management Seller;

(d)
the waiver of, by or on behalf of any Group Company, any amount owed to that Group Company by the Institutional Seller, any member of the Institutional Seller’s Group, any Management Seller or any Connected Person of any Management Seller;

(e)	any Transaction Costs;

(f)	any agreement, arrangement or vote in favour to do any of the items referred to in paragraphs (a) to (e) above; and

(g)	any Tax paid or payable by any Group Company as a consequence of any of the matters referred to in paragraphs (a) to (f) above, in each case net of any Tax relief actually obtained by any Group Company in respect of any matter giving rise to Leakage and any amount in respect of VAT which is recoverable by any Group Company (as determined by such Group Company, acting in good faith), but “Leakage” does not include any Permitted Leakage;
“Leaver Loan Note Instrument” means the instrument in agreed form constituting certain of the Consideration Securities;
“Leaver Loan Notes” means the loan notes constituted by the Leaver Loan Note Instrument;
“Loan Note Amount” means £113,663,307.85;
“Loan Note Instrument” means the loan note instrument dated 18 May 2012 constituting the Loan Notes (as amended and/or restated from time to time);
“Loan Note Issuer” means CAP Automotive (Holdings) Limited, a company incorporated in England and Wales with registered number 08032451;
“Loan Notes” means the 12 per cent. fixed rate ‘Series 1 Unsecured PIK Notes 2061’ issued by the Loan Note Issuer in accordance with, and subject to the terms of, the Loan Note Instrument;
“Locked Box Accounts” has the meaning given to it in the Management Warranty Deed;
“Locked Box Date” means 30 September 2014;

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“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;
“Management Cash Consideration” means the aggregate of the amounts set out in the column entitled ‘Management Cash Consideration’ in each of the Management Sellers’ respective Sale Schedules;
“Management Client Account” means the Addleshaw Goddard LLP client account with Barclays Bank Plc, account number 00037230, sort code 200000 and IBAN GB59 BARC 2000 0000 0372 30 quoting reference WHELT/PONDA/335204-11;
“Management Deferred Consideration” has the meaning given to it in Part B of Schedule 1;
“Management Deferred Consideration Amount” means, in respect of each Management Seller (other than Martin McCourt), the amount set out in the column entitled ‘Management Deferred Consideration Amount’ in their respective Sale Schedules;
“Management Legal Costs” means an aggregate amount equal to £120,000 (inclusive of VAT) incurred by certain of the Management Sellers in connection with legal advice provided by Addleshaw Goddard LLP in respect of the transactions contemplated by this Agreement and payable by CAP Automotive Limited;
“Management Loan Note Instrument” means the instrument in agreed form constituting certain of the Consideration Securities;
“Management Loan Notes” means the loan notes constituted by the Management Loan Note Instrument;
“Management Sellers’ Representative” means the representative of the Management Sellers appointed pursuant to Clause 12.1;
“Management Warranty Deed” means the deed dated on or about the date of this Agreement setting out warranties to be given by certain of the Management Sellers and limitations thereon;
“Ordinary Shares” means the A Ordinary Shares and the B Ordinary Shares;
“Ordinary Shares Consideration” has the meaning set out in Clause 3.3.2;
“Payer” has the meaning set out in Clause 13.8.3;
“Permitted Leakage” has the meaning given to it in Part B of Schedule1;
“Preference Shares Consideration” has the meaning set out in Clause 3.3.1;
“Proceedings” means any claim, proceeding, suit or action arising out of or in connection with this Agreement and/or any other Transaction Document;
“Pro Rata Share” has the meaning set out in Clause 5.2.2;
“Purchaser’s Closing Documents” has the meaning set out in Clause 8.1.2;
“Purchaser’s Group” means the Purchaser and each of its Affiliates from time to time (including, for the avoidance of doubt, the Group with effect from Closing);
“Purchaser’s Lawyers” means Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF;

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“Relevant Customer” means any person acting as principal who at any time during the period of twelve months immediately preceding Closing was a client or customer of any Group Company and from whom the relevant Group Company received aggregate revenue during that period in excess of £100,000;
“Relevant Person” has the meaning set out in Clause 8.2;
“Relevant Products or Services” means in respect of any Relevant Customer products or services of the type supplied by any Group Company to such Relevant Customer at any time during the period of twelve months immediately preceding Closing;
“Relevant Seller” has the meaning set out in Clause 5.2.1;
“Restricted Employee” has the meaning set out in Clause 9.1;
“Sale Schedule” means in respect of each Seller, the schedule in the agreed form setting out the number and class of Shares owned by such Seller and such Seller’s entitlement to the Consideration (in amount and form) in respect of the sale and purchase of those Shares and, where relevant, that Management Seller’s Tax Liability and proportion of the Share Price;
“Seller Claim” means any Proceedings against the Institutional Seller, the Institutional Investors or any Management Seller;
“Sellers” means the Institutional Seller and the Management Sellers, and “Seller” means any one of them;
“Sellers’ Closing Documents” has the meaning set out in Clause 6.1.4;
“Sellers’ Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ;
“Sellers’ Warranties” means those warranties set out in Clause 6.1;
“Share Price” means an amount equal to £10,000 being the aggregate consideration payable by those Management Sellers referred to in Clause 3.4.3 in respect of the issue to or acquisition by them of certain Ordinary Shares on the date of this Agreement but prior to Closing;
“Shares” means the A Ordinary Shares, the B Ordinary Shares and the A Preference Shares, together being the whole of the issued share capital of the Company;
“Specified Disclosed Transaction Costs” means those Disclosed Transaction Costs which are set out in the column ‘Specified Disclosed Transaction Costs” in the table set out in Part A of Schedule 1;
“Tax” means all forms of taxation (other than deferred tax) (including, for the avoidance of doubt and without limitation, any corporation, income, capital gains, stamp, customs duties, excise, withholding, employment, social security (or similar contribution), environmental, real property, personal property, transfer, registration, value added or other tax, duty, contribution or levy in each case in the nature of tax), whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise, and whether computed on a separate, consolidated, unitary combined basis or any other manner, whether disputed or not, and shall further include payments to a Tax Authority, court or tribunal on account of Tax, in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties and interest relating thereto;

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“Tax Authority” means an authority, body or official competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax, in each case, anywhere in the world;
“Tax Liability” means the amount of or on account of income tax and employee national insurance contributions attributable to the relevant Management Sellers and referred to in Clause 3.4.3 and which has arisen as a result of the issue, or transfer, to them of certain Ordinary Shares issued to or acquired by them on the date of this Agreement (but prior to Closing) and which is set out in their respective Sale Schedules under the column entitled ‘Tax Liability’;
“Transaction” means the sale by the Sellers and purchase by the Purchaser of the Shares pursuant to this Agreement;
“Transaction Costs” means any professional fees, expenses or other costs paid or agreed to be paid or incurred or owing in connection with the Transaction or the transactions contemplated by the Transaction Documents by any Group Company since the Locked Box Date, in each case including any VAT other than VAT that is recoverable by any Group Company;
“Transaction Documents” means this Agreement, the Sale Schedules, Management Warranty Deed, each of the documents in agreed form and any other document entered into or to be entered into pursuant to this Agreement, and “Transaction Document” means any one of them;
“VAT” means,
(i)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as amended; and
(ii)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (i) or imposed elsewhere including without limitation any value added Tax which is imposed by the United Kingdom Value Added Tax Act 1994 (“VATA”); and
“Warrantor” and “Warrantors” have the meanings set out in the Management Warranty Deed.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1
references to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time;

1.2.2
references to this Agreement include its recitals and schedules, and references to Recitals, Clauses, paragraphs and Schedules are to recitals, clauses and paragraphs of, and schedules to, this Agreement (unless the context otherwise requires);

1.2.3	references to a statute or statutory provision include:

(i)	that statute or provision as from time to time modified or re-enacted whether before or (except as specifically provided otherwise) after the date of this Agreement;

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(ii)	any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has directly or indirectly replaced; and

(iii)	any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of any party under this Agreement;

1.2.4	references to:

(i)
a person include any individual, company, corporation, body corporate, firm, joint venture, partnership, unincorporated association, organisation, institution, trust or agency (whether or not having separate legal personality); and

(ii)	a company include any company, corporation or body corporate, wherever incorporated;

1.2.5	the singular shall include the plural and vice versa. Words denoting any gender shall include any other gender and words denoting natural persons shall include any other persons;

1.2.6	headings shall be ignored in construing this Agreement;

1.2.7	the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;

1.2.8
the words “company”, “holding company”, “subsidiary”, “parent undertaking” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security); and

1.2.9	references to times of day are to London time unless otherwise stated.

1.3
Any reference in this Agreement to a document being “in the agreed terms” or “in the agreed form” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

1.4
Any provision of this Agreement which is expressed to bind the Sellers shall bind each of them severally (and thus not jointly) and any reference to “the Sellers” in this Agreement shall be construed as a reference to each Seller individually and severally (and thus not jointly) unless otherwise expressly provided.

1.5	Obligations to procure
Unless otherwise expressly provided, the expression “procure” where used in the context of the Sellers, means undertaking to exercise the relevant Seller’s voting rights and to use any and all other powers vested in it from time to time as a shareholder in the Company and, in the case of a Management Seller who is a director of any Group Company, his voting rights

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in his capacity as a director (subject to his fiduciary duties as a director) of the Group Company in question.

2	Sale and Purchase of the Shares

2.1
On and subject to the terms and conditions of this Agreement, each Seller shall sell the Shares set out in his respective Sale Schedule to the Purchaser and the Purchaser shall purchase all such Shares.

2.2
The Shares shall be sold by the Sellers on and with effect from Closing with full title guarantee, free from Encumbrances and together with all rights and advantages attaching to them as at the Closing Date (including the right to receive all dividends or distributions declared, made or paid and interest declared, made, accrued or paid, in each case at any time on or after Closing).

2.3
Each of the Sellers hereby waives any and all rights which may have been conferred on it under the Articles, the Investment Agreement or otherwise as may affect the transactions contemplated by this Agreement (other than its rights pursuant to this Agreement) including, without limitation:

2.3.1	any rights of redemption, pre-emption, first refusal or transfer it may have with respect to the Shares; and

2.3.2	any rights to acquire any Shares.

2.4
Each of the Sellers irrevocably waives any right it may have to any additional consideration for the sale of its Shares as contemplated by this Agreement other than the Consideration whether pursuant to the terms of the Articles, the Investment Agreement or under any other agreement. For the avoidance of doubt, the foregoing sentence shall not preclude payment of any interest to which the holders of the Consideration Securities may be entitled to in accordance with the terms of the Consideration Securities.

2.5	The Purchaser shall not be obliged to complete the acquisition of the Shares unless the purchase of all of the Shares is completed simultaneously.

3	Consideration

3.1	Amount
The consideration for the purchase of the Shares under this Agreement (the “Consideration”) shall be £90,661,082.04.

3.2	Discharge of Consideration
The Consideration shall be paid or discharged (as appropriate) by way of cash payments and the issue of Consideration Securities pursuant to Clauses 3.4 and 4 and Schedule 3.

3.3	Apportionment of Consideration
The Consideration shall be apportioned as between the Ordinary Shares and the A Preference Shares as follows:

3.3.1	£818,843.70, being the aggregate principal amount of A Preference Shares and all dividends accrued and outstanding on such shares in accordance with the articles of

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association of the Company to (but excluding) the Closing Date shall be payable to the Institutional Seller for the A Preference Shares (the “Preference Shares Consideration”); and

3.3.2	£89,842,238.34 shall be payable, in aggregate, to the Sellers for the Ordinary Shares (the “Ordinary Shares Consideration”).

3.4	Satisfaction of Consideration
The Consideration shall be satisfied as follows:

3.4.1
an amount equal to the Consideration less the Management Deferred Consideration shall be paid in cash on Closing pursuant to Clauses  4.3.1(i) to 4.3.1 (iii) inclusive), to be allocated among the Sellers in accordance with each of their respective Sale Schedules;

3.4.2
an amount of Consideration equal to the Management Deferred Consideration Amount (in aggregate) shall be satisfied by the issuance of Consideration Securities pursuant to Clause 4.3.1(vi) to be allocated among the Management Sellers (other than Martin McCourt) on a pro-rata basis and in accordance with their respective Sale Schedules;

3.4.3
Ian Rendle, Ajay Handa, Matthew Thompson, Adrian Rushmore and Andrew Fellows each agree to a deduction from their proportion of the Management Cash Consideration of an amount equal to their respective Tax Liability and their proportion of the Share Price in the amounts set out in their respective Sale Schedules and direct the Purchaser to make such deduction and pay such monies to the CAP Bank Account subject always to the Purchaser complying with its obligations set out in Clause 4.3.1(viii).

3.5	Treatment of Payments
If any payment is made by a Seller to the Purchaser in respect of any claim for Leakage or any breach of this Agreement or any other Transaction Document or under any indemnity in this Agreement or in any other Transaction Document, the adjustment and/or payment shall, to the extent possible, be treated as an adjustment of the consideration paid by the Purchaser under this Agreement to such Seller and, in such circumstances, the Ordinary Shares Consideration shall be deemed to have been reduced by the amount of such payment with any excess applied first to reduce the Preference Shares Consideration and then the Loan Note Amount.

4	Closing

4.1	Date and Place
Closing shall take place at the offices of the Sellers’ Lawyers on the Closing Date, immediately following execution of this Agreement.

4.2	Closing Events
On Closing:

4.2.3	each of the Sellers shall comply with its respective obligations as specified in paragraph 1 of Schedule 3; and

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4.2.4	the Purchaser shall comply with its obligations as specified in paragraph 2 of Schedule 3.

4.3	Payments on Closing

4.3.4	On Closing, the Purchaser shall:

(i)	pay the Investor Consideration to the Institutional Seller by transfer to the Institutional Seller’s Account;

(ii)	pay the Chairman Consideration to Martin McCourt by transfer of immediately available funds to the Client Account;

(iii)
pay the aggregate of (A) Management Cash Consideration (less the deductions on account of each relevant Management Seller’s Tax Liability and Share Price) to the Management Sellers (other than Martin McCourt); and (B) the Management Legal Costs by transfer of immediately available funds to the Management Client Account;

(iv)
issue and allot to each Management Seller (other than Martin McCourt) the relevant number and class of Consideration Securities set out in his respective Sale Schedule, and procure that each Management Seller (other than Martin McCourt) is entered as owner of such Consideration Securities in the relevant register of the Purchaser;

(v)
procure that the relevant Group Company repays the Bank Pay-Off Amount to the providers of finance under the Existing Facilities or as they may direct, such Bank Pay-Off Amount to be repaid in the same currency as the original drawdown;

(vi)
procure that the Loan Note Issuer pays the Loan Note Amount to the Institutional Seller in full and final satisfaction of the outstanding principal and accrued interest on the Loan Notes as at the Closing Date by transfer of immediately available funds to the Institutional Seller’s Account;

(vii)
procure, the payment by the Company of the Specified Disclosed Transaction Costs (in each case, including any VAT or other Tax payable in the ordinary course by any member of the Group in respect of payment of such fees) subject to receipt of valid VAT invoices; and

(viii)
pay to the CAP Bank Account, on behalf of the relevant Management Sellers, an amount equal to the aggregate of each Tax Liability and the Share Price which has been deducted from the Management Cash Consideration pursuant to Clause 3.4.3.

4.3.5	All amounts expressed to be payable pursuant to any provision of this Agreement to:

(i)
the Institutional Seller shall be paid to the Institutional Seller’s Account receipt of each such amount in the Institutional Seller’s Account shall be an absolute discharge by the Purchaser of the obligation to pay such amount and the Purchaser shall not be concerned to see to the application of any such amount thereafter;

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(ii)
Martin McCourt shall be paid to the Client Account which shall be received by the Sellers’ Lawyers on behalf of Martin McCourt, and the receipt of each such amount in the Client Account shall be an absolute discharge by the Purchaser of the obligation to pay such amount and the Purchaser shall not be concerned to see to the application of any such amount thereafter; or

(iii)
the Management Sellers (other than Martin McCourt) shall be paid to the Management Client Account, which shall be received by Addleshaw Goddard LLP on behalf of the relevant Management Seller and the receipt of each such amount in the Management Client Account shall be an absolute discharge by the Purchaser of the obligation to pay such amount and the Purchaser shall not be concerned to see to the application of any such amount thereafter.

4.4	Breach of Closing Obligations
If the obligations of (i) the Purchaser or (ii) any of the Sellers under Clauses 4.2 and 4.3 and Schedule 3 are not complied with on the Closing Date in any material respect, the Purchaser (in the case of a default by any of the Sellers) or the Sellers (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate this Agreement by notice in writing to the Purchaser or the Sellers as the case may be.

4.5	Effect of Termination
If this Agreement is terminated in accordance with Clause 4.4 (and without limiting any party’s rights and remedies, including the right to claim damages) all obligations of the parties under this Agreement shall and (except for the provisions of Clauses 1, 4.5, 11 and 13.4, 13.6 to 13.18 (inclusive)) but for the avoidance of doubt, all rights and liabilities of the parties which have accrued before termination shall continue to exist. Save for the termination provisions set out in Clause 4.4, there are no other circumstances in which a party shall be entitled to terminate this agreement.

5	Leakage

5.1	Warranty and Undertaking

5.1.5	Each of the Sellers severally:

(ix)	warrants to the Purchaser that, from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been; and

(x)	undertakes to the Purchaser to procure that, from (but excluding) the date of this Agreement to (and including) the Closing Date, there will be, no Leakage to it or for its benefit (or, in the case of the Institutional Seller, to or for the benefit of a member of the Institutional Seller’s Group or, in the case of the Management Sellers, to or for the benefit of any of such Management Seller’s Connected Persons), provided that the Sellers shall have no liability to the Purchaser under this Clause 5.1 or Clause 5.2 if Closing does not occur.

5.1.6	Clause 1.5 shall not apply to this Clause 5.

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5.2	Post-Closing Adjustment for Leakage

5.2.6
In the event of any Leakage from (but excluding) the Locked Box Date to (and including) the Closing Date, the relevant Seller (the “Relevant Seller”) who receives or benefits from (or whose Institutional Seller’s Group member, in the case of the Institutional Seller, or whose Connected Persons, in the case of a Management Seller, receives or benefits from) the Leakage (or, in the case of Leakage under limb (g), to the extent that it is attributable to such Leakage) shall, with effect from Closing, on demand by the Purchaser, pay to the Purchaser on a pound-for-pound basis by way of adjustment to the amount of the Consideration received by the Relevant Seller an amount in cash equal to the amount of such Leakage together with interest on such sum from, and including, the date of the Leakage to the date of payment at 3% per annum, such interest to accrue on a daily basis.

5.2.7
In the event of any Leakage falling under limb (e) of the definition of Leakage in Clause 1.1 (together with any consequent Leakage under limb (g)), each Seller (other than Alastair Cotton) shall be deemed for the purposes of this Clause 5.2 to have received its Pro Rata Share of the Leakage. For the purposes of this Clause 5.2.2, “Pro Rata Share” shall mean, in relation to any Seller, that Seller’s pro rata share based on the proportion that the Ordinary Shares Consideration receivable by such Seller pursuant to this Agreement (as specifically stated in each of the respective Sale Schedules) bears to the aggregate amount of Ordinary Shares Consideration receivable by all Sellers pursuant to this Agreement (as specifically stated in the respective Sale Schedules) (disregarding the Ordinary Shares and Ordinary Share Consideration held and received by Alastair Cotton for such purposes).

5.2.8
If there is a breach of Clause 5.2.1 by the Institutional Seller and an amount equal to the Leakage (or any part of it) (and interest thereon) is not paid by the Institutional Seller or on its behalf pursuant to Clause 5.2.1 within 20 Business Days of (a) such amount becoming properly due for payment by the Institutional Seller pursuant to this Clause 5 and (b) the Institutional Seller having received written notice of such Leakage (and interest thereon) in accordance with this Clause 5, each Institutional Investor hereby severally undertakes to pay to the Purchaser (or any member of the Group as the Purchaser directs) on demand (to the extent not paid by the Institutional Seller pursuant to Clause 5.2.1) such Institutional Investor’s pro rata share of such Leakage (and interest thereon), where “pro rata share” is calculated based on the proportion that such Institutional Investor’s holding of shares in the Institutional Seller bears to the aggregate amount of all shares in the Institutional Seller held by the Institutional Investors, in each case, as such shares are in issue at the date of this Agreement.

5.3	Notification of Leakage
Each Seller severally undertakes to the Purchaser to notify the Purchaser in writing as soon as reasonably practicable after Closing upon becoming aware of any receipt of the benefit of Leakage by it or, in the case of the Institutional Seller, any member of the Institutional Seller’s Group and, in the case of any Management Seller, any Connected Person of such Management Seller from (but excluding) the Locked Box Date to (and including) the Closing Date.

5.4	Limitations on Leakage Claims

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5.4.1
The aggregate liability of each Seller in respect of any Leakage pursuant to this Clause 5 shall not exceed an amount equal to the Leakage received by or benefitted to such Seller or, in the case of the Institutional Seller, by or to any member of the Institutional Seller’s Group, or, in the case of a Management Seller, by or to any Connected Person of that Management Seller.

5.4.2
The Sellers shall not be liable in respect of any Leakage pursuant to this Clause 5 unless the Purchaser has given to the relevant Seller written notice of such claim specifying (in reasonable detail) the matter(s) which give(s) rise to the claim, the nature of the claim, the legal and factual basis of the claim and the evidence on which the Purchaser relies, and the amount claimed in respect thereof, as soon as reasonably practicable after the Purchaser becomes aware of the Leakage and, in any event, within six months following Closing.

5.5	Leakage and Corresponding Savings

5.5.1
To the extent that any Leakage in respect of which a Seller has made a payment to the Purchaser in accordance with Clause 5.2 gives rise to any repayment, refund, credit or saving of or other relief from Tax for the Purchaser’s Group (including a Group Company) and the Purchaser’s Group has actually obtained the benefit of the same, the Purchaser shall promptly notify the Sellers of the amount of such repayment, refund, credit, saving or relief so obtained and such amount (less any costs reasonably incurred by the Purchaser or the Purchaser’s Group in obtaining the same) shall be treated as follows:

(xi)
first, the relevant amount shall be set off against any outstanding liability of the relevant Seller(s) to make any payment to the Purchaser pursuant to this Agreement or any other Transaction Documents;

(xii)
second, to the extent there is any excess, the Purchaser shall refund to the relevant Seller(s) any previous payments made by them pursuant to this Agreement or any other Transaction Documents (to the extent such payments have not been previously refunded) up to an amount equal to the lower of (A) the excess and (B) the previous payments made pursuant to this Agreement or any other Transaction Documents; and

(xiii)
third, to the extent that any excess is not exhausted, the remainder of such excess shall be retained by the Purchaser and set against any future liability of the Sellers to make any payment to the Purchaser pursuant to this Agreement or any other Transaction Documents.

6	The Sellers’ and Institutional Investors’ Warranties

6.1	The Sellers’ Warranties
Each Seller individually and severally (and thus not jointly) warrants to the Purchaser that the statements set out below are true and accurate as at the date of this Agreement and will be true and accurate at Closing as if they had been repeated at Closing:

6.1.9	it is the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, the Shares listed opposite its name in Schedule 1;

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6.1.10	there is no Encumbrance, option, right of pre-emption, right or obligation to acquire, redeem or convert on, over or affecting any of the Shares being sold by it;

6.1.11	in the case of the Institutional Seller, it is validly existing and is duly incorporated under the law of its jurisdiction of incorporation;

6.1.12	it has the legal right and full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party (the “Sellers’ Closing Documents”);

6.1.13	in the case of the Institutional Seller, it has taken all corporate action required by it to authorise it to enter into and perform the Sellers’ Closing Documents;

6.1.14	the Sellers’ Closing Documents to which it is a party will, when executed, constitute valid and binding obligations of that Seller in accordance with their respective terms; and

6.1.15	the execution and the performance by that Seller of its obligations under this Agreement and the Sellers’ Closing Documents will not:

(i)	in the case of the Institutional Seller, result in a breach of any provision of that Seller’s memorandum or articles of association, by-laws or equivalent constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which that Seller is a party or by which it is bound and which is material in the context of the Transaction;

(iii)
so far as it is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which that Seller is respectively a party or by which it is respectively bound and which is material in the context of the Transaction; or

(iv)
so far as it is aware, require that Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

6.2	The Institutional Investors’ Warranties
Each Institutional Investor individually and severally (and thus not jointly) warrants to the Purchaser that the statements set out below are true and accurate as at the date of this Agreement and will be true and accurate at Closing as if they had been repeated at Closing:

6.2.1	it is validly existing and is duly incorporated under the law of its jurisdiction of incorporation;

6.2.2	it has the legal right and full power and authority to execute, deliver and perform this Agreement;

6.2.3	it has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement;

6.2.4	this Agreement will, when executed, constitute valid and binding obligations of that Seller in accordance with its terms; and

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6.2.5	the execution and the performance by that Institutional Investor of its obligations under this Agreement will not:

(i)	result in a breach of any provision of that Institutional Investor’s memorandum or articles of association, by-laws or equivalent constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which that Institutional Investor is a party or by which it is bound and which is material in the context of the Transaction;

(iii)
so far as it is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which that Institutional Investor is respectively a party or by which it is respectively bound and which is material in the context of the Transaction; or

(iv)
so far as it is aware, require that Institutional Investor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

6.2.6	each of the Institutional Seller’s warranties set forth in Clause 6.1 is true and accurate.

6.3	Separate Warranties
Unless expressly provided in this Agreement, each of the Sellers’ Warranties and the Institutional Investors’ Warranties shall be separate and independent and shall not be limited by reference to any other clause or anything in this Agreement.

6.4	The Sellers’ Waiver of Rights against the Group
Save in the case of fraud, each Seller (in the case of the Institutional Seller for itself and on behalf of each member of the Institutional Seller’s Group) undertakes to the Purchaser and each of the Group Companies and their respective directors, officers, employees and agents to waive any rights, remedies or claims which it (or in the case of the Institutional Seller, any member of the Institutional Seller’s Group) may have against such directors, officers, employees and agents of the Purchaser or any Group Company, including but not limited to rights, remedies or claims in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by a Group Company or its directors, officers, employees or agents in connection with the entering into of the Transaction Documents.

7	Limitation of Sellers’ Liability
The liability of each person under or in respect of any Seller Claim or otherwise (which for the avoidance of doubt, shall be on a several basis, and thus not a joint basis) shall be subject to the limitations and further provisions set out in this Clause 7.

7.1	Maximum Liability

7.1.7
The maximum aggregate liability of each Seller in respect of all Seller Claim(s) (other than, subject to Clause 5.4, any Seller Claim in respect of Leakage) shall not exceed an amount equal to the Consideration actually received in cash by such Seller at the relevant time.

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7.1.8
The maximum aggregate liability of each Institutional Investor in respect of any claim against such Institutional Investor pursuant to this Agreement or any Transaction Document (other than, subject to Clause 5.4, any claim in respect of Leakage) shall not exceed an amount equal to the amount of the Consideration which such Institutional Investor has indirectly received in cash on or following Completion by virtue of such Institutional Investor’s holding of shares in the Institutional Seller.

7.1.9	The Consideration Securities shall only be considered an amount received in cash under this Clause 7.1 to the extent that they have been sold, redeemed, repurchased or repaid in cash.

7.1.10
Notwithstanding anything else contained in this Agreement, the Institutional Investors shall have no liability under or in connection with this Agreement or the Transaction Documents except as expressly provided under Clause 5 or arising under Clause 6.2 or Clause 9.

7.2	Time Limitation

7.2.3
No person shall be liable in respect of any Seller Claim unless the Purchaser has given to the relevant person written notice of such Seller Claim specifying (in reasonable detail) the matter(s) which give(s) rise to the Seller Claim, the nature of the claim and (if reasonably practicable) the amount claimed in respect thereof as soon as reasonably practicable after the Purchaser becomes aware of the Seller Claim and in any event (other than: (i) subject to Clause 5.4.2, any Seller Claim in respect of Leakage pursuant to Clause 5; (ii) any Seller Claim in respect of breach of Clause 9 (which must be so notified within 30 months of Closing); (iii) any Seller Claim in respect of breach of Clause 10.2 (which must be so notified within 30 months of Closing); (iv) any Seller Claim in respect of breach of Clause 2 or Clause 6 (which must be so notified within the six years of Closing); and (v) any Seller Claim under the Management Warranty Deed (which must be notified within the time limits specified in the Management Warranty Deed)), within two years following Closing.

7.2.4
Any Seller Claim notified pursuant to Clause 7.2.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the relevant notice has been given by the Purchaser (or, in the case of a contingent liability, three months after the contingent liability becomes an actual liability), unless at such time legal proceedings in respect of the relevant Seller Claim (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.

7.3	Contingent Liabilities
No person shall be liable in respect of any Seller Claim liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but this Clause 7.3 shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in, and specifying the matters set out in, Clause 7.2.

7.4	Remedy
The Purchaser agrees that it shall not be entitled to make any Seller Claim (whether for damages or otherwise) in respect of any breach of any of the Transaction Documents unless the Purchaser has given written notice to the relevant Seller of such breach in accordance

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with Clause 7.2.1 and, where such breach is capable of remedy, such breach is not remedied within 30 days after service of such written notice.

7.5	Waiver of Rights of Rescission
Notwithstanding that a party becomes aware at any time:

7.5.1	that there has been a breach of any provision of this Agreement; or

7.5.2	that there may be a claim against a Seller in connection with this Agreement or any other Transaction Document, the Purchaser shall not be entitled to rescind this Agreement or treat this Agreement as terminated (other than pursuant to the rights set out in Clause 4.4), and shall only be entitled to claim damages in respect of such matter, and, accordingly, the Purchaser waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising in respect of fraud of any Seller.

7.6	Double Claims
The Purchaser shall neither be entitled to recover from (i) any person under any Seller Claim more than once in respect of the same losses suffered; nor (ii) any Institutional Investor in respect of any losses recovered from the Institutional Seller and vice versa.

7.7	Mitigation of Losses
Nothing in the Transaction Documents shall or shall be deemed to relieve or abrogate the Purchaser or, as the case may be, the Sellers, of any common law or other duty to mitigate any loss or damage.

7.8	Interpretation
Each provision of this Clause 7 shall be read and construed without prejudice to each of the other provisions of this Clause 7.

7.9	Fraud
None of the limitations contained in this Clause 7 shall apply to any claim under this Agreement or the Transaction Documents for breach of any of the Sellers’ Warranties which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by any Seller.

8	Purchaser’s Warranties

8.1	The Purchaser’s Warranties
The Purchaser hereby warrants to each of the Sellers that the statements set out below are true and accurate as at the date of this Agreement and will be true and accurate at Closing as if they had been repeated at Closing:

8.1.5	the Purchaser is a company validly and duly incorporated and existing under the laws of its jurisdiction of incorporation;

8.1.6	the Purchaser has the legal right and full power and authority to execute and perform the Transaction Documents to which it is a party (the “Purchaser’s Closing Documents”);

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8.1.7	the Purchaser’s Closing Documents will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms;

8.1.8	the Purchaser has taken all corporate action required by it to authorise it to enter into and perform the Purchaser’s Closing Documents;

8.1.9	the execution and performance by the Purchaser of its obligations under this Agreement and the Purchaser’s Closing Documents will not:

(i)	result in a breach of any provision of the memorandum or articles of association, by-laws or equivalent constitutional documents of the Purchaser;

(ii)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction;

(iii)
so far as it is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction; or

(iv)
so far as it is aware, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked; and

8.1.10
the Purchaser is acting as principal and not as agent or broker for any other person and no person other than the Purchaser will be interested in the Shares. For the purposes of this Clause 8.1.6 the word “interested” shall bear the same meaning as in Part 22 of the Companies Act 2006.

8.2	Waiver of Rights
The Purchaser hereby warrants and undertakes to each of the Sellers for itself and as agent and trustee for each employee, director, agent, officer of, or adviser to, any member of the Institutional Seller’s Group and/or any Group Company (each a “Relevant Person”) that, other than with respect to the terms of any Transaction Document or any other direct contractual obligation existing between the Purchaser and the Relevant Person, and in the absence of fraud, the Purchaser:

8.2.2	has no rights against (and waives any rights it may have against); and

8.2.3	will not make a claim against (and waives any claim it may have against), any Relevant Person, provided that nothing in this Clause 8.2 shall limit the ability of the Purchaser to bring any claim against any adviser to the Group Companies or the Sellers, to the extent it has prepared a report or other documentation for the specific benefit of the Purchaser or a Group Company in connection with the Transaction (subject always to the terms of any reliance letter entered into between the Purchaser and the relevant adviser and/or the terms of engagement of such adviser).

9	Restrictive Covenant

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9.1	In this Clause 9 “Restricted Employee” means any Warrantor or Vicky Idle, employed or retained by any Group Company in each case as employed or retained at the date hereof and/or at the Closing Date.

9.2
Each Institutional Investor individually and severally (and thus not jointly) (on behalf of itself and each member of such Institutional Investor’s Group) hereby undertakes to the Purchaser (for itself and as agent and trustee for each Group Company) that it shall not, and shall procure that each member of such Institutional Investor’s Group shall not, and undertakes that it will not (i) cause; (ii) actively encourage; or (iii) grant its consent to (to the extent it has express veto rights), any of its portfolio companies to, for a period of two years after the Closing Date, either on its own behalf or jointly with or as an agent for any other person directly or indirectly, except with the Purchaser’s prior written consent, solicit or entice away or knowingly encourage a Restricted Employee to leave the employment of a Group Company (whether or not the employee would by reason of so leaving commit a breach of his or her employment contract).

9.3
This undertaking shall not prohibit or restrict the Institutional Investors or any member of the Institutional Investor’s Group from advertising generally for staff provided that such advertisement is not targeted at the Group Companies or any Group Company or any Restricted Employee.

9.4
Each of the Management Sellers (other than Martin McCourt) severally (and thus not jointly) undertakes to the Purchaser and each Group Company that he will not (in each case, whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser:

9.4.1
for a period of two years immediately following Closing, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

9.4.2	for a period of two years immediately following Closing, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

9.4.3
for a period of two years immediately following Closing, interfere, or seek to interfere, with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the 12 months immediately preceding Closing;

9.4.4
for a period of two years immediately following Closing, solicit or entice away, or endeavour to solicit or entice away, from any Group Company, or employ, any person employed in a managerial, supervisory, technical engineering or sales capacity by, or who is or was a consultant to, any Group Company at Closing or at any time during the period of 12 months immediately preceding Closing where the person in question either has Confidential Information or would be in a position to exploit a Group Company's trade connections;

9.4.5
for a period of two years immediately following Closing, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 3 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services in competition with any Group Company;

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9.4.6
without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), at any time following Closing use in connection with any business which is competitive with the business of any Group Company any name (in whatever form) which includes the name of any Group Company or any trading style or get up which is confusingly similar to that used by any Group Company as at Closing; or

9.4.7
make any material disparaging statements about the Purchaser or any of its Connected Persons, or any of its or their respective directors, officers or employees in connection with their conduct in respect of the Transaction.

9.5
Each of the undertakings set out in this Clause 9 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect.

9.6
Each Seller and each Institutional Investor agrees that the restrictions contained in this Clause 9 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10	Confidentiality and Announcements

10.1	Announcements
With the exception of the Announcement, which shall be made on the date hereof (or on such other date as may be agreed), each of the parties undertakes to the other parties (and, in the case of the Purchaser, for itself and as agent and trustee for each member of the Purchaser’s Group) that no announcement, communication or circular concerning the existence or provisions of this Agreement or any other Transaction Document shall be made or issued by or on behalf of any party or any member of the Institutional Seller’s Group or the Purchaser’s Group (as applicable) without the prior written approval of the Purchaser, the Institutional Seller and the Management Sellers’ Representative (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body, court order or the rules of any relevant stock exchange, but then only to the extent so required and the party with an obligation to make an announcement or communication or issue a circular shall consult with the Purchaser, the Institutional Seller and the Management Sellers’ Representative insofar as is reasonably practicable before complying with such an obligation.

10.2	Confidentiality

10.2.3	The Confidentiality Agreement shall cease to have any force or effect from the Closing Date, but without prejudice to any prior breaches of the Confidentiality Agreement.

10.2.4	Subject to Clauses 10.1 and 10.2.3, from the date of this Agreement to the date falling two years following the date hereof:

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(i)
each of the Sellers and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any Transaction Document) which relates to:

(a)	the existence and the provisions of this Agreement and of any Transaction Document; and/or

(b)	the negotiations relating to this Agreement and any Transaction Document;

(ii)
the Institutional Seller shall, and shall use reasonable endeavours to procure that each member of the Institutional Seller’s Group shall, following Closing, treat as strictly confidential and not disclose or use any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iii)
the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Institutional Seller or the Institutional Seller’s Group.

10.2.5	Clause 10.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required to vest the full benefit of this Agreement in a party;

(ii)
the disclosure or use is required by law, any governmental or regulatory body or any recognised stock exchange on which the shares of any party or any member of the Institutional Seller’s Group or the Purchaser’s Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that party or any member of the Institutional Seller’s Group or the Purchaser’s Group);

(iii)	the disclosure or use is required by any Management Seller in the ordinary course of their employment by any Group Company;

(iv)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document;

(v)	the Purchaser, the Institutional Seller and the Management Sellers’ Representative have given prior written approval to the disclosure or use;

(vi)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(vii)
the disclosure is made to a party to whom assignment is permitted under Clause 13.5 on terms that such assignee undertakes to comply with the provisions of Clause 10.2.2 in respect of such information as if it were a party to this Agreement;

(viii)
the disclosure is made (a) by the Institutional Seller to any member of the Institutional Seller’s Group or (b) to professional advisers or to debt or equity financiers of any party or of any member of the Institutional Seller’s Group on

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a need to know basis, provided such person is under a duty of confidentiality in respect of such information;

(ix)
the disclosure is made by the Purchaser to any depositary or custodian appointed under the Alternative Investment Fund Managers Directive (2011/61/EU), EU Regulation 231/2013 and any legislation or rule implementing Directive 2011/61/EU in any member state of the European Union;

(x)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); or

(xi)	the information is independently developed after Closing,
provided that prior to disclosure or use of any information pursuant to paragraphs 10.2.3(i), (ii) or (iv) of this Clause 10.2.3 (except in the case of disclosure to a Tax Authority), the party concerned shall promptly notify (to the extent permitted by any applicable law or regulation) the other parties of such requirement with a view to providing (if reasonably practicable to do so) the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

11	Termination of Existing Agreements
Effective as of and conditional upon Closing, each of the parties which is a party to the Investment Agreement hereby terminates the Investment Agreement and irrevocably waives any and all claims any such person may have under the Investment Agreement in its capacity as shareholder, director or employee (as applicable) against any Group Company or any other direct or indirect party to the Investment Agreement.

12	Appointment of Management Sellers’ Representative

12.1
The Management Sellers (other than Martin McCourt and Alastair Cotton) hereby appoint Ian Rendle as their representative who may, acting alone, authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Management Sellers (in their capacity as Management Sellers) to the Purchaser.

12.2
The Management Sellers (other than Martin McCourt and Alastair Cotton) may appoint a replacement Management Sellers’ Representative by decision taken by Management Sellers representing a two-thirds majority of the aggregate number of Ordinary Shares held by such Management Sellers as at the date of this Agreement, provided that 10 Business Days’ prior written notice of such appointment has been given to the Institutional Seller and the Purchaser.

12.3
The Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Management Sellers’ Representative. Service of any notice or other communication on the Management Sellers’ Representative shall be deemed to constitute valid service thereof on all the Management Sellers.

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12.4	The Management Sellers’ Representative shall pass any notices received pursuant to this Agreement on behalf of a Management Seller to such Management Seller without undue delay.

12.5
The Management Sellers’ Representative shall not be liable to any of the Management Sellers for any claims whatsoever arising from any act or omission undertaken by him in his capacity as the Management Sellers’ Representative, save in the case of fraud or wilful default.

13	Other Provisions

13.1	Further Assurances

13.1.1
Each Seller severally undertakes to execute and deliver (at its own cost) all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require and as are reasonable and necessary in order to effect the transfer of the Shares to the Purchaser and otherwise to secure to the Purchaser the full benefit of this Agreement.

13.1.2
Each of the parties severally undertakes to take all reasonable steps within their power as any other party may from time to time reasonably require in order to secure to the other parties the full benefit of this Agreement.

13.2	Access to Information for Sellers
For a period of seven years following Closing, the Purchaser shall, and shall procure that the relevant Group Companies shall, if reasonably requested by a Seller, allow such Seller, or, in the case of the Institutional Seller, such other member of the Institutional Seller’s Group as it shall nominate, access (including the right to take copies at the Seller’s expense) to the Books and Records of each Group Company which are reasonably required by any Seller or such other member of the Institutional Seller’s Group for the purpose of dealing with its Tax and accounting affairs (including such information as is reasonably required by any Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Seller or an Institutional Seller’s Group member relating to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Closing).

13.3	Satisfaction of Tax Liabilities

13.3.1
The Purchaser agrees to procure that from the funds received pursuant to Clause 4.3.1(viii) CAP Automotive Limited (i) accounts for the Tax Liabilities to HMRC on behalf of those Management Sellers referred to in Clause 3.4.3 in its next payroll run following the Closing Date or as otherwise required by law; and (ii) applies, as soon as is reasonably practicable, £8,500 from the Share Price in full and final satisfaction from the loan owed by the EBT to it (as it has been authorised to do pursuant to a letter of recommendation from CAP Automotive Limited dated on the date of this Agreement and countersigned by Appleby Trust (Jersey) Ltd in its capacity as trustee of the EBT); and £1,500 from the Share Price to satisfy the amount owed by Adrian Fellows to PM Guernsey Limited in respect of his subscription of 1,500 A Ordinary Shares on the date of this Agreement.

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13.3.2
Where a Management Seller’s Tax Liability and their proportion of the Share Price have been deducted and withheld from their Management Cash Consideration, the Purchaser hereby releases that Seller from any claim it, or any Group Company, may have in respect of such sums, whether under this Agreement or any of the Transaction Documents or otherwise.

13.4	Whole Agreement, Inconsistency and Variation

13.4.1
This Agreement and the Transaction Documents contain the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement and the Transaction Documents to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

13.4.2
Each party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it other than in respect of the Management Warranty Deed.

13.4.3
Each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

13.4.4	Nothing in this Clause 13.4 excludes or limits any liability for fraud.

13.5	Assignment
Except as otherwise expressly provided in this Agreement, no party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement, save that:

13.5.1
the Institutional Seller may assign (in whole or in part) the benefit of this Agreement to any member of the Institutional Seller’s Group, provided that if such assignee ceases to be a member of the Institutional Seller’s Group, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Institutional Seller immediately before such cessation;

13.5.2
the Purchaser may assign (in whole or in part) the benefit of the whole or any part of this Agreement to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation; and

13.5.3
the Purchaser or any member of the Purchaser’s Group may charge and/or assign the benefit of this Agreement to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares, provided that any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Purchaser nor any Seller, as applicable, shall be under any greater obligation or liability than if such assignment had never occurred.

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13.6	Third Party Rights

13.6.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 13.6.

13.6.2	The third parties referred to in Clauses 6.4, 8.2, 9, 11, 13.3 and 13.10 may directly enforce only those Clauses in which they are referred to.

13.6.3	This Agreement may be terminated and any term may be amended or waived without the consent of the persons referred to in Clause 13.6.2.

13.7	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Purchaser, the Institutional Seller and the Management Sellers’ Representative.

13.8	Method of Payment and Set Off

13.8.1
Any payments pursuant to this Agreement shall be made in full, without any set off (other than pursuant to Clause 3.4.3), counterclaim, restriction or condition and without any deduction or withholding (save for any withholding or deduction required by law). To the extent that any deduction or withholding is required by law on any payment or such payment is subject to a charge to Tax in the hands of the recipient (other than any deduction or withholding or Tax attributable to the payment of the Consideration), then the party making such payment shall pay such additional amount as shall be required to ensure that the net amount received and retained by the recipient (after any deduction, withholding or Tax, and after giving credit for any Tax relief obtained by the recipient attributable to such withholding, deduction, Tax, or in respect of the matter giving rise to the payment) is equal to the full amount which would have been received and retained by the recipient if no such deduction or withholding had been required or if the relevant payment had not been subject to a charge to Tax; provided that no additional amount shall be payable in respect of a charge to Tax in the hands of the recipient to the extent that the charge to Tax has already been taken into account in calculating the amount of the relevant payment.

13.8.2
To the extent that a party has satisfied any liability to make an increased payment pursuant to Clause 13.8.1 and the recipient has (in the reasonable determination of the recipient) actually obtained the benefit of any repayment, refund, credit or saving of or relief from Tax as a result of the deduction or withholding or Tax in respect of which such increased payment was made, then, save to the extent already taken into account in calculating the amount of the increased payment, the recipient shall reimburse to the paying party such part of the additional amount paid to it under this Clause 13.8 as the recipient shall determine, acting reasonably, will leave the recipient (after such reimbursement) in no better and no worse position than the recipient would have been in if the paying party had not been required to make such deduction or withholding.

13.8.3
Where any sum constituting an indemnity, compensation, reimbursement or a payment in respect of a Seller Claim by any party (the “Claimant”) to this Agreement is paid to a person other than the Claimant but is treated as taxable in the hands of the Claimant, the payer (the “Payer”) shall promptly pay to the Claimant such sum as

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shall reimburse the Claimant for all Tax suffered by it in respect of the payment (after giving credit for any Tax relief actually obtained by the Claimant (or any affiliate of or person with an interest in the Claimant) in respect of the matter giving rise to the payment), provided that if the Claimant (or any affiliate of or person with an interest in the Claimant) shall have changed after the date of this Agreement (i) its Tax residence or (ii) the permanent establishment to which the rights under this Agreement are allocated, then the liability of the Payer under this Clause 13.8.3 shall be limited to that (if any) which it would have been had no such change as referred to in (i) or (ii) above taken place.

13.8.4
Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the relevant Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

13.8.5
Payment of a sum in accordance with this Clause 13.8 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment, and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

13.9	Costs
Except where this Agreement provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement and the Transaction Documents or otherwise incurred in relation to them with a view to the sale and purchase hereunder.

13.10	Stamp Duty, Fees and Taxes
The Purchaser shall bear the cost of all stamp duty, stamp duty reserve tax, stamp duty land tax, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty, stamp duty reserve tax, stamp duty land tax and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

13.11	VAT

13.11.1
If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment, the payer shall pay to the recipient any VAT due.

13.11.2
Where, under the terms of this Agreement, a party is liable to indemnify, compensate or reimburse another party or their Affiliate, in respect of any costs, charges or expenses (including, for the avoidance of doubt, in respect of a Seller Claim), the payment shall include an amount equal to any VAT properly incurred but not otherwise

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recoverable by such person or any of their Affiliates (as applicable) (as determined by the person being indemnified, compensated or reimbursed (as applicable), acting reasonably and subject to that person and any relevant Affiliate using all reasonable endeavours to recover such amount of VAT as may be practicable).

13.12	Notices

13.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing;

(ii)	in English; and

(iii)
delivered by hand, fax (but only if a fax number has been provided for such purpose), pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

13.12.2
A Notice to the Institutional Seller shall be sent to the Institutional Seller at the following address, or such other person or address as the Institutional Seller may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

CAP Group S.à r.l.,
12, rue Guillaume Kroll, L-1882, Luxembourg
Fax: +352 28 37 11 71
Attention: The Managers and Fantine Jeannon

13.12.3
A Notice to the Management Sellers shall be sent to the Management Sellers’ Representative at the following address, or such other person or address as the Management Sellers’ Representative may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

Ian Rendle
6 Hamilton House, 1 Trafalgar Street, Leeds LS2 7BF

13.12.4
A Notice to any of the Institutional Investors shall be sent to Montagu Private Equity LLP at the following address, or such other person or address as any of the Institutional Investors may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

Montagu Private Equity LLP
2 More London Riverside, London SE1 2AP
Fax: +44 207 336 9961
Attention: Edward Shuckburgh and Wiet Stokhuyzen

13.12.5
A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

HPI Holding Limited

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Dolphin House
New Street
Salisbury
Wiltshire
SP1 2PH
Attention: Company Solicitor

13.12.6
A Notice to Martin McCourt shall be sent to the address set out in Schedule 2 opposite his name or such other address as he may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

13.12.7
A Notice to Alastair Cotton shall be sent to the address set out in Schedule 2 opposite his name or such other address as he may notify to the other parties from time to time. Notice of any change shall be effective 10 Business Days after it is served.

13.12.8	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at 9.00 am on the second Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service, if sent recorded delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	if, applicable, at the time of receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee, if delivered by fax.

13.13	Invalidity

13.13.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

13.13.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not, subject to any deletion or modification made under Clause 13.13.1, be affected.

13.14	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Sellers and the Purchaser may enter into this Agreement by executing any such counterpart.

13.15	Continuing Obligations
Except as otherwise expressly provided in this Agreement, each of the obligations, warranties and undertakings accepted or given by each Seller or the Purchaser or any of them under this Agreement or any document referred to herein (excluding any obligation which is fully performed on Closing) shall continue in full force and effect notwithstanding Closing taking place.

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13.16	Agreement Prevails
If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, then the provisions of this Agreement shall prevail.

13.17	No Waiver

13.17.1
No failure or delay by any party in exercising any right or remedy provided under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

13.17.2	Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.

13.18	Governing Law and Submission to Jurisdiction

13.18.1
This Agreement (and the other Transaction Documents which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and take effect in accordance with English law.

13.18.2
Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the other Transaction Documents, and that accordingly, any proceedings arising out of or in connection with this Agreement and the other Transaction Documents shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

13.18.3
Each of the parties agrees that in the event of any action between any of the parties being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules) may be served on them in accordance with Clause 13.12.

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Schedule 1
Part A: Disclosed Transaction Costs

Entity	Amount (Net of VAT) (£)	VAT (£)	Specified Disclosed Transaction Costs (inclusive of VAT) (£)
Linklaters LLP	[Amount Disclosed therein]	[Amount Disclosed therein]	[Amount Disclosed therein]
Ernst & Young LLP	[Amount Disclosed therein]	[Amount Disclosed therein]	[Amount Disclosed therein]
Merrill Communications LLC	[Amount Disclosed therein]	[Amount Disclosed therein]	[Amount Disclosed therein]

PART B: Specific Definitions

For the purposes of this Agreement:
“Permitted Leakage” means:

(a)
the allotment and issue of up to 1,500 A Ordinary Shares to Andrew Fellows and the transfer of up to 6,100 A Ordinary Shares and 2,400 B Ordinary Shares from Appleby Trust (Jersey) Ltd (as Trustee of the EBT) to certain of the Management Sellers, in each case prior to Closing;

(b)
the repayment, repurchase or redemption of, or payment of interest on, Loan Notes up to an aggregate amount (including principal and interest) not exceeding £5,005,814 (plus any bank transfer charges incurred in respect of such payment);

(c)
any amounts accrued or incurred, or liability, cost or expense incurred (but not, for the avoidance of doubt, paid otherwise than in accordance with this Agreement) pursuant to and in accordance with the terms of the Loan Notes and/or the A Preference Shares;

(d)
any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company at the written request or with the written agreement of the Purchaser;

(e)	any payment made or agreed to be made by or on behalf of any Group Company pursuant to this Agreement or any Transaction Document;

(f)	any Disclosed Transaction Costs or the Management Legal Costs incurred or paid or agreed to be paid or payable;

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(g)
any fees and/or expenses incurred or paid or agreed to be paid or payable to the Institutional Seller or a member of the Institutional Seller’s Group (up to a maximum aggregate amount of £66,685.00 (inclusive of VAT), together with any other reasonable and properly documented third party out of pocket expenses incurred by the Institutional Seller (in each case, whether in respect of any director appointed to any Group Company by an Institutional Seller pursuant to the terms of the Investment Agreement or otherwise);

(h)
any directors’ fees (including expenses) and/or consultancy fees incurred or paid or agreed to be paid or payable to the Management Sellers pursuant to their current director and/or consulting agreements with any Group Company, in each case, as such agreements have been disclosed in the Data Room;

(i)
the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred or paid or agreed to be paid or payable to the Management Sellers in all cases without the exercise of discretion and in accordance with their current employment agreements with any Group Company, in each case, as such agreements have been disclosed in the Data Room;

(j)
a gross amount of £[Amount disclosed therein] paid or agreed to be paid to Alastair Cotton and an amount not exceeding £5,000 (excluding VAT) paid or agreed to be paid to his legal advisers, in each case by a Group Company pursuant to a compromise agreement dated 14 November 2014;

(k)
any payment made or agreed to paid to the Sellers’ Lawyers up to an amount not exceeding £15,000 (excluding VAT) by a Group Company in connection with legal advice provided to a Group Company in respect of the compromise agreement referred to in limb (j) above;

(l)	adviser fees in the amount of £100,000 (excluding VAT) for Ernst & Young and £75,000 (excluding VAT) for Sellers’ Lawyers paid or payable by a Group Company;

(m)	the transaction bonuses payable to Vicky Idle, Will Porter, Lorraine Young and Ross Caldwell amounting to (gross) £[Amount disclosed therein] in aggregate;

(n)	any agreement, arrangement or vote in favour to do any of the items referred to in paragraphs (a) to (m) above; and

(o)	any Tax paid or payable by any Group Company as a consequence of any of the matters referred to in paragraphs (a) to (n) above; and

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“Management Deferred Consideration” means an aggregate amount of Consideration equal to £[Amount disclosed therein] and to be apportioned among the Management Sellers (other than Martin McCourt) in accordance with their respective Sale Schedules.

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Schedule 2
The Management Sellers

Management Seller	Address
Ian Rendle	[Address disclosed therein]
Martin McCourt	[Address disclosed therein]
Ajay Handa	[Address disclosed therein]
Matthew Thompson	[Address disclosed therein]
Adrian Rushmore	[Address disclosed therein]
Andrew Fellows	[Address disclosed therein]
Keith Darby	[Address disclosed therein]
Alastair Cotton	[Address disclosed therein]
]

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Schedule 3
Closing Obligations

1	Sellers’ Obligations

1.1	General Obligations
On Closing, each of the Sellers shall, severally, deliver or make available to the Purchaser transfers of the Shares set out in his/its respective Sale Schedule duly executed by the registered holders in favour of the Purchaser accompanied by the relative share certificates (or an express indemnity in the agreed form in the case of any certificate found to be missing).

1.2	Board Resolutions of the Group Companies
On Closing, each Seller shall use all rights available to him to procure the passing of board resolutions of each Group Company:

1.2.1	approving the registration of the share transfers referred to in paragraph 1.1 of this Schedule;

1.2.2	accepting the resignations referred to in paragraphs 1.3 and 1.5 of this Schedule.

1.3	Institutional Seller’s Obligations
On Closing the Institutional Seller shall deliver to the Purchaser:

1.3.1
the written resignations of each of Edward Shuckburgh and Wiet Stokhuyzen from his office as a director of any Group Company to which they are appointed as directors in the agreed form to take effect on the Closing Date;

1.3.2	evidence that it is authorised to execute this Agreement and each of the Transaction Documents to which it is a party.

1.4	Management Sellers’ Obligations
On Closing, the Management Sellers shall each:

1.4.1
deliver or make available to the Purchaser the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of each Group Company (duly written up to (but excluding Closing) and which in the case of the members’ register of Derwent Associates (France) Limited does not record the registration of the transfer of 49 ordinary shares of £1.00 from Bernard Coste Consulting to Derwent Holding Company Limited which is pending the return of the stamped stock transfer form from HMRC’s stamp office), the share certificates in respect of each of the Company’s subsidiaries (or an express indemnity in the agreed form in the case of any certificate found to be missing); and

1.4.2
deliver (or procure the delivery of) to the Purchaser evidence that, subject to payment of the Bank Pay-Off Amount, all security provided by any Group Company under the Existing Facilities will be released on Closing.

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1.5	Martin McCourt’s Obligations
Martin McCourt shall deliver his written resignation from his office as a director of CAP Automotive (Holdings) Limited in the agreed form to take effect on the Closing Date.

2	Purchaser’s Obligations

2.1	On Closing, the Purchaser shall:

2.1.3	make the payments (or procure that the relevant payments are made) as specified in Clause 4.3;

2.1.4	deliver or make available to the Sellers evidence that the Purchaser is authorised to execute this Agreement and the Purchaser’s Closing Documents;

2.1.5
issue the Consideration Securities to the Management Sellers and deliver their certificates in respect of the Consideration Securities and procure that their names are entered into the relevant registers of the Purchaser as the holders thereof; and

2.1.6
deliver or make available to the Management Sellers a legal opinion in a form agreed by Addleshaw Goddard LLP acting for the Management Sellers and the Purchaser’s Lawyers in respect of Audatex (Schweiz) GmbH.

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This Agreement has been entered into on the date first stated above.
Executed by the parties:

Signed by for and on behalf of HPI Holding Limited	/s/ Jason Brady

Signed by for and on behalf of CAP Group S.à r.l.	/s/ Fantine Jeannon

Signed by Ian Rendle	/s/ Ian Rendle

Signed by Ajay Handa	/s/ Ajay Handa

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Signed by Ian Rendle acting in his capacity as attorney for and on behalf of Matthew Vincent Thompson	/s/ Ian Rendle

Signed by Ian Rendle acting in his capacity as attorney for and on behalf of Andrew Fellows	/s/ Ian Rendle

Signed by Ian Rendle acting in his capacity as attorney for and on behalf of Adrian Rushmore	/s/ Ian Rendle

Signed by Martin McCourt	/s/ Martin McCourt

Signed by Ian Rendle acting in his capacity as attorney for and on behalf of Keith John Darby	/s/ Ian Rendle

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Signed by Ian Rendle acting in his capacity as attorney for and on behalf of Alastair Hugh Cotton	/s/ Ian Rendle

Signed by Montagu IV LP acting by its manager Montagu Private Equity LLP acting by two authorised signatories.	/s/ Graham Hislop /s/ Authorized Person

Signed by Montagu IV (B) LP acting by its manager Montagu Private Equity LLP acting by two authorised signatories.	/s/ Graham Hislop /s/ Authorized Person

Signed by Montagu IV (Non-US) LP acting by its manager Montagu Private Equity LLP acting by two authorised signatories.	/s/ Graham Hislop /s/ Authorized Person

Signed by Montagu IV (US) LP acting by its manager Montagu Private Equity LLP acting by two authorised signatories.	/s/ Graham Hislop /s/ Authorized Person

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